EXHIBIT 99.1

ARBINET ANNOUNCES WILLIAM FREEMAN APPOINTED PRESIDENT AND CEO AND

CHANGES TO BOARD OF DIRECTORS

30-Year Telecom Industry Veteran Brings Extensive Experience and Proven Track Record in

Strategic Planning, Operations, Marketing and Customer Relations

New Brunswick, NJ, November 19, 2007 – Arbinet-thexchange, Inc. (NasdaqGM: ARBX) today announced that William M. Freeman has been appointed President and Chief Executive Officer of the Company. He succeeds Roger H. Moore, an Arbinet Board member who has served as Arbinet’s interim Chief Executive Officer since June 2007.

Mr. Freeman joins Arbinet with more than 30 years of experience in the telecommunications industry, having served in senior leadership positions at Bell Atlantic Corporation, Verizon Communications Inc., Leap Wireless International and TerreStar Corporation (formerly Motient Corporation). He brings to Arbinet significant expertise in strategic planning, operations, marketing and customer relations. Mr. Freeman’s record of accomplishments includes significantly increasing net income at Bell Atlantic-Washington, D.C. through, among other things, the first ever incentive regulation plan in Washington, D.C.; he also negotiated a strategic partnership with 7-Eleven Inc., which jump-started Verizon’s prepaid calling card business.

“Bill is a proven leader and hands-on operator who has the right combination of experience to lead Arbinet,” said Robert C. Atkinson, Chairman of Arbinet’s Board of Directors. “As a veteran in the telecommunications industry, he understands our customers’ needs and how to address them. We are pleased to have Bill join the Arbinet team at this important time as we add to our successful trading platform a wider range of features and services to address additional traffic management requirements of a growing range of customers.”

“Arbinet’s technology and product and services portfolio uniquely position the Company to serve telecommunications providers globally. I believe the Company has significant untapped potential,” said Mr. Freeman. “The Arbinet Board and senior management team have been working on a multi-year strategic plan to best capitalize on the Company’s strengths. I look forward to utilizing these efforts and leveraging my own experience and relationships to lead the Company to consistent, profitable growth and value creation.”

Arbinet also announced that Mr. Freeman will join the Company’s Board of Directors and that Mr. Moore has decided to retire as a director to pursue other professional opportunities. Commenting on Mr. Moore, Mr. Atkinson said, “On behalf of the Board, I want to thank Roger for his dedication and leadership as a member of the Board and during the last several months as interim CEO. Under Roger’s direction, the Company has returned to profitability, and we have made important progress on Arbinet’s strategic plan. We appreciate Roger’s support during the transition and wish him well in his new endeavors.”

Mr. Freeman serves as the Chairman of the Board of TerreStar Corporation, which is developing an IP-based satellite and terrestrial communications network to provide wireless mobile services to customers primarily in the United States and Canada. As the Chief Executive Officer of Leap Wireless International, Inc. from 2004 to 2005, Mr. Freeman successfully restructured the Company’s operating and capital structure and management team. From 2000 to 2004, Mr. Freeman served as President - Public Communications Group for Verizon Communications Inc., where he oversaw all strategic planning, business development, marketing, sales, promotion, customer service delivery, IT systems, field operations and other functions necessary to support the $600 million nationwide business with a staff of 1,300.

Mr. Freeman began his executive career at one of Verizon’s predecessor companies, Bell Atlantic Corporation, where he served in a number of senior leadership positions, including President and Chief Executive Officer of Bell Atlantic-New Jersey and President and Chief Executive Officer of Bell Atlantic-Washington, D.C. During this time, Mr. Freeman was responsible for the companies’ overall performance, including earnings performance, customer service levels, regulatory matters, government relations and customer outreach. Prior to these roles, Mr. Freeman served The White House from 1988 to 1989 as a President’s Commission on Executive Exchange Fellow where he developed recommendations regarding U.S. trade with the European Union.

Mr. Freeman received a B.A. from Drew University and an M.B.A. from Rutgers University. In addition to TerreStar Corporation, he is currently a member of the Board of Directors of the CIT Group, Inc., and of privately-held Value Added Communications, Inc., and serves as Vice Chairman of the Board of Trustees of Drew University.

About Arbinet

Arbinet is a leading provider of solutions to simplify the exchange of digital communications in a converging world. The Company operates the world’s largest electronic market for trading, routing and settling communications capacity. Through its managed service offerings, Arbinet provides solutions to simplify the increased complexity of routing calls across traditional and VoIP networks.

Arbinet’s 900 voice and data Members, including the world’s 10 largest international carriers, use Arbinet’s Internet based electronic platforms to buy, sell, deliver and settle transactions valued at about $500 million in 2006. These Members include fixed, mobile and VoIP carriers, ISPs and content providers from more than 60 countries who exchange voice, data, content and value added services.

For more information about Arbinet’s solutions visit http://www.arbinet.com.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements about the Company’s strategic and business plans. Various important risks and uncertainties may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: the effect on the Company’s business of the announcements concerning the changes to its management; the ability of Arbinet to integrate its acquisition of Flowphonics Limited (now known as Broad Street Digital Limited); the ability to retain and attract key management personnel; members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including DirectAxcessSM, PrivateExchangeSM, AssuredAxcessSM, and PeeringSolutionsSM); continued volatility in the volume and mix of trading activity; our uncertain and long member enrollment cycle; and the failure to manage our credit risk and pricing pressure. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s Annual Report on Form 10-K and other filings, which have been filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

Contacts:

Jack Wynne, CFO

Arbinet

732-509-9230

Andrea Priest / Andi Salas

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449